[PROFAC COOPERATIVE, INC. LOGO]                                Exhibit 99.1

                                                               Contacts:
                                                               Kevin Murphy
                                                               585-218-4210


PRO-FAC REPORTS THIRD FISCAL QUARTER 2005 RESULTS

Rochester, N.Y., May 9, 2005...Pro-Fac Cooperative, Inc. ("Pro-Fac" or the "Cooperative") (Nasdaq: PFACP), an agricultural cooperative, filed its Report on Form 10-Q for the fiscal quarter ended March 26, 2005 today with the Securities and Exchange Commission. The Form 10-Q, among other things, includes Pro-Fac's financial results for the third quarter of fiscal 2005.

For the fiscal quarter ended March 26, 2005, Pro-Fac reported net loss of $0.9 million. This consisted primarily of a loss recognized using the equity method of accounting for Pro-Fac's investment in Birds Eye Holdings LLC and termination payments received under the terms of a termination agreement between Pro-Fac and Birds Eye Foods, net of normal operating expenses.
























ABOUT PRO-FAC:

Pro-Fac Cooperative is an agricultural cooperative that markets crops grown by its member-growers, including fruits (cherries, apples, blueberries, and peaches), vegetables (snap beans, beets, cucumbers, peas, sweet corn, carrots, cabbage, squash, asparagus and potatoes) and popcorn. Only growers of crops marketed through Pro-Fac (or associations of such growers) can become members of Pro-Fac. Pro-Fac's Class A Cumulative preferred stock is listed on the Nasdaq National Market system under the stock symbol, "PFACP." More information about Pro-Fac can be found on its web site at http://profaccoop.com/.